The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated November 25, 2014.
Preliminary Pricing Supplement No. G78
To the Underlying Supplement dated July 29, 2013,
Product Supplement No. G-I dated April 9, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 November 25, 2014
Financial Products
$
15 Year Callable Dual Range Accrual Notes due December 10, 2029 Linked to 6-Month U.S. Dollar LIBOR and S&P 500® Index
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Reference Rate and the Reference Index. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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The securities will provide Contingent Coupon payments, if any, that will vary depending on the performance of both the Reference Rate and the Reference Index during the term of the securities. Contingent Coupon payments, if any, will be paid quarterly in arrears at a rate equal to (i) the Applicable Rate of 6.00% per annum, multiplied by (ii) the quotient of (a) the number of Accrual Days in the applicable Observation Period divided by (b) the number of Elapsed Days in such Observation Period, subject to Early Redemption.

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The Issuer may redeem the securities, in whole but not in part, on any Contingent Coupon Payment Date scheduled to occur on or after December 10, 2015. No Contingent Coupon will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing December 10, 2029.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities are expected to price on or about December 5, 2014 (the “Trade Date”) and are expected to settle on or about December 10, 2014 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:*	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Reference Rate:	6-Month U.S. Dollar LIBOR. Please see “Additional Terms Relating to the Reference Rate” in this pricing supplement.
Reference Index:
The S&P 500® Index. For more information on the Reference Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement. The Reference Index is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Accrual Barrier:

	Reference Index	Ticker	Initial Level**	Accrual Barrier
	S&P 500® Index	SPX <Index>
Contingent Coupon:
Subject to Early Redemption, on each Contingent Coupon Payment Date you will be entitled to receive a quarterly Contingent Coupon, if any, at an annual rate equal to the Contingent Coupon Rate for that Contingent Coupon Payment Date. The Contingent Coupon Rate for any Contingent Coupon Payment Date will be calculated as follows:

Applicable Rate x	number of Accrual Days during the related Observation Period*** number of Elapsed Days during the related Observation Period

***Subject to the provisions set forth under “Accrual Condition” in this pricing supplement
The Contingent Coupon payment, if any, in respect of such Contingent Coupon Payment Date, for each $1,000 principal amount of the securities, would then be equal to (i) $1,000 multiplied by the Contingent Coupon Rate per annum divided by (ii) 4.
If the number of Accrual Days in a given Observation Period is less than the number of Elapsed Days in that Observation Period, the Contingent Coupon Rate for the related Contingent Coupon Payment Date will be less than the Applicable Rate, and if there are no Accrual Days in a given Observation Period, the applicable Contingent Coupon Rate will be 0.00% per annum.

Contingent Coupon Payment Dates:
Subject to Early Redemption, Contingent Coupons, if any, will be paid quarterly in arrears on March 10, 2015, June 10, 2015, September 10, 2015, December 10, 2015, March 10, 2016, June 10, 2016, September 12, 2016, December 12, 2016, March 10, 2017, June 12, 2017, September 11, 2017, December 11, 2017, March 12, 2018, June 11, 2018, September 10, 2018, December 10, 2018, March 11, 2019, June 10, 2019, September 10, 2019, December 10, 2019, March 10, 2020, June 10, 2020, September 10, 2020, December 10, 2020, March 10, 2021, June 10, 2021, September 10, 2021, December 10, 2021, March 10, 2022, June 10, 2022, September 12, 2022, December 12, 2022, March 10, 2023, June 12, 2023, September 11, 2023, December 11, 2023, March 11, 2024, June 10, 2024, September 10, 2024, December 10, 2024, March 10, 2025, June 10, 2025, September 10, 2025, December 10, 2025, March 10, 2026, June 10, 2026, September 10, 2026, December 10, 2026, March 10, 2027, June 10, 2027, September 10, 2027, December 10, 2027, March 10, 2028, June 12, 2028, September 11, 2028, December 11, 2028, March 12, 2029, June 11, 2029, September 10, 2029 and the Maturity Date, subject to the modified following business day convention. No Contingent Coupon will accrue or be payable following an Early Redemption. Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the Contingent Coupon payable on the Early Redemption Date or the Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Amount or the Redemption Amount, as applicable, is payable.

(continued on next page)

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-4 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $22.50 per $1,000 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900.00 and $930.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
UBS Financial Services Inc.
December  , 2014

(continued from previous page)

Applicable Rate:
6.00% per annum. Contingent Coupons, if any, will be calculated on an Actual/Actual basis from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.

Accrual Day:	An Elapsed Day on which the Accrual Condition is satisfied.
Elapsed Day:	Calendar day
Accrual Condition:
The Accrual Condition will be satisfied on an Elapsed Day if, and only if, both (i) the Reference Rate is within the Reference Rate Range on that Elapsed Day and (ii) the closing level of the Reference Index is greater than or equal to the Accrual Barrier on that Elapsed Day.
For purposes of determining whether the Accrual Condition is satisfied on any Elapsed Day, if the Reference Rate or the closing level of the Reference Index is not available for any reason on that day (including weekends and holidays), the Reference Rate and/or the closing level of the Reference Index, as applicable, will be assumed to be the same as on the immediately preceding Elapsed Day. In addition, for all Elapsed Days from and including the fifth-to-last scheduled trading day in an Observation Period to and including the last Elapsed Day of that Observation Period, the Reference Rate and the closing level of the Reference Index will not be observed and will be assumed to be the same as on such fifth day.

Reference Rate Range:	0.00% to 5.00%, inclusive
Accrual Barrier:	75% to 80% of the Initial Level (to be determined on the Trade Date).
Redemption Amount:
Subject to Early Redemption, at maturity, you will be entitled to receive a cash payment of $1,000 for each $1,000 principal amount of securities that you hold, plus Contingent Coupon, if any, payable on the Maturity Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Contingent Coupon Payment Date scheduled to occur on or after December 10, 2015 at least five business days notice to the trustee at 100% of the principal amount of the securities (the “Early Redemption Amount”), together with the Contingent Coupon, if any, payable on that Contingent Coupon Payment Date (the “Early Redemption Date”).

Early Redemption Notice Dates:
Notice of Early Redemption will be provided prior to the relevant Contingent Coupon Payment Date on or before December 3, 2015, March 3, 2016, June 3, 2016, September 2, 2016, December 5, 2016, March 3, 2017, June 5, 2017, September 1, 2017, December 4, 2017, March 5, 2018, June 4, 2018, August 31, 2018, December 3, 2018, March 4, 2019, June 3, 2019, September 3, 2019, December 3, 2019, March 3, 2020, June 3, 2020, September 2, 2020, December 3, 2020, March 3, 2021, June 3, 2021, September 2, 2021, December 3, 2021, March 3, 2022, June 3, 2022, September 2, 2022, December 5, 2022, March 3, 2023, June 5, 2023, September 1, 2023, December 4, 2023, March 4, 2024, June 3, 2024, September 3, 2024, December 3, 2024, March 3, 2025, June 3, 2025, September 3, 2025, December 3, 2025, March 3, 2026, June 3, 2026, September 2, 2026, December 3, 2026, March 3, 2027, June 3, 2027, September 2, 2027, December 3, 2027, March 3, 2028, June 5, 2028, September 1, 2028, December 4, 2028, March 5, 2029, June 4, 2029, August 31, 2029, as applicable.

Initial Level:**	The closing level of the Reference Index on the Trade Date.
Observation Periods:
There are 60 quarterly Observation Periods. The first Observation Period will be from and including the Settlement Date to and excluding the first Contingent Coupon Payment Date. Each subsequent Observation Period will be from but including such Contingent Coupon Payment Date to but excluding the following Coupon Payment Date.

Maturity Date:	December 10, 2029
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22547QXC5
* Credit Suisse may act through its Nassau Branch or its London Branch.
** In the event that the closing level for the Reference Index is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated July 29, 2013:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

•	Product supplement No. G-I dated April 9, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001836/dp29859_424b2-gi.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Additional Terms Relating to the Reference Rate

With respect to an Elapsed Day, 6-Month LIBOR will be the offered rate for deposits in the London interbank market in U.S. Dollars with an index maturity of six months commencing on the second London business day immediately following such Elapsed Day that appears on the Designated LIBOR Page (as defined below) or a successor reporter of such rates selected by the calculation agent and acceptable to us, as of 11:00 a.m., London time, on such Elapsed Day (the “reported rate”). If no rate appears on the Designated LIBOR Page, LIBOR in respect of such Elapsed Day will be determined as follows:

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The calculation agent will request the principal London offices of each of four major reference banks (which may include any underwriters, agents or their affiliates) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with its offered quotation for deposits in U.S. Dollars with an index maturity of six months commencing on the second London business day immediately following such Elapsed Day to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Elapsed Day and in a principal amount that is representative for a single transaction in U.S. Dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such Elapsed Day will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Elapsed Day will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York, New York, on that Elapsed Day for loans made in U.S. Dollars to leading European banks having an index maturity of six months commencing on the second London business day immediately following such Elapsed Day and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at such time by three major reference banks (which may include any underwriters, agents or their affiliates) in such principal financial center selected by the calculation agent (after consultation with us); provided, however, that if fewer than three reference banks so selected by the calculation agent are quoting such rates as mentioned in this sentence, LIBOR with respect to such Elapsed Day will be the same as LIBOR in effect for the immediately preceding Elapsed Day.

“Designated LIBOR Page” means the display on page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for U.S. Dollars (or such other page as may replace that page on that service for the purpose of displaying such rates).

“London business day” means any day that is both a business day and a day on which dealings in deposits in U.S. Dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Discontinuance of the Reference Rate

If the Reference Rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the Reference Rate, and the calculation agent may deem that rate (the “successor rate”) to be the Reference Rate.  Upon the selection of any successor rate by the calculation agent references to the Reference Rate will no longer be deemed to refer to the original Reference Rate and will be deemed instead to refer to that successor rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to the Reference Rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of the Reference Rate is permanently canceled and no successor rate is chosen as described above, then the calculation agent will calculate the level of the Reference Rate on each subsequent date of determination in good faith and using its reasonable judgment. Such level, as calculated by the calculation agent, will be the relevant Reference Rate for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Reference Rate may adversely affect the market value of the securities.

Hypothetical Contingent Coupon Payments on the Securities

The table and examples below illustrate a range of hypothetical Contingent Coupon payments on a $1,000 investment in the securities for a given Observation Period. The table below assumes that the Applicable Rate is 6.00% per annum and the hypothetical Observation Period has 90 Elapsed Days. The Contingent Coupon payments set forth below are provided for illustration purposes only. The actual Contingent Coupon payments applicable relating to any Contingent Coupon Payment Date will depend on the Applicable Rate and on the number of Elapsed Days and Accrual Days during each Observation Period.

You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Contingent Coupon Payment for a Single Hypothetical Observation Period.

Number of Accrual Days in Observation Period	Contingent Coupon Rate Per Annum*	Contingent Coupon Payment Per $1,000 Principal Amount of Securities**
0	0.00%	$0.00
1	0.07%	$0.17
10	0.67%	$1.67
15	1.00%	$2.50
20	1.33%	$3.33
25	1.67%	$4.17
30	2.00%	$5.00
35	2.33%	$5.83
40	2.67%	$6.67
45	3.00%	$7.50
50	3.33%	$8.33
55	3.67%	$9.17
60	4.00%	$10.00
65	4.33%	$10.83
70	4.67%	$11.67
75	5.00%	$12.50
80	5.33%	$13.33
85	5.67%	$14.17
90	6.00%	$15.00

* Equal to (i) the Applicable Rate of 6.00% per annum multiplied by (ii) (a) the hypothetical number of Accrual Days in the related Observation Period divided by (b) 90

**Equal to (i) $1,000 multiplied by the hypothetical Contingent Coupon Rate per annum divided by (ii) 4.

The following examples illustrate how the Contingent Coupon Rate is calculated for a given Observation Period.

Example 1:

The closing level of the Reference Index is greater than the Accrual Barrier for each Elapsed Day during the entire Observation Period and the Reference Rate is within the Reference Rate Range for each Elapsed Day during the entire Observation Period. Because the Accrual Condition is therefore satisfied for each Elapsed Day during the entire Observation Period, the hypothetical Contingent Coupon Rate would be 6.00% per annum for that Observation Period.

Example 2:

The closing level of the Reference Index is less than the Accrual Barrier for each Elapsed Day during the entire Observation Period and the Reference Rate is within the Reference Rate Range for each Elapsed Day during the entire Observation Period. Because the Accrual Condition is not satisfied on each Elapsed Day during the Observation Period, the hypothetical Contingent Coupon Rate would be 0.00% per annum for that Observation Period.

Example 3

The closing level of the Reference Index is greater than the Accrual Barrier for each Elapsed Day during the entire Observation Period but the Reference Rate exceeds the Reference Rate range for each Elapsed Day during the entire Observation Period. Because the Accrual Condition is not satisfied on each Elapsed Day during the Observation Period, the hypothetical Contingent Coupon Rate would be 0.00% per annum for that Observation Period.

Example 4

The closing level of the Reference Index is greater than the Accrual Barrier for 45 Elapsed Days during the hypothetical 90-day Observation Period and the Reference Rate is within the Reference Rate Range for each Elapsed Day during the entire Observation Period. Because the Accrual Condition is only satisfied for half of the Observation Period, the hypothetical Contingent Coupon Rate for that Observation Period would equal 3.00% per annum.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Rate and the Reference Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ANY ACCRUED AND UNPAID CONTINGENT COUPON, IF ANY, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid Contingent Coupon, if any, at maturity or upon early redemption. Assuming the term of the securities is exactly 15 years, the maximum amount payable with respect to the securities is $1,900 for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Reference Rate and the Reference Index, the payment of any amount due on the securities, including any applicable Contingent Coupon payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of Contingent Coupon payments you receive over the term of the securities, if any, will depend on the performance of the Reference Rate and the Reference Index during the term of the securities. The annual rate for any quarterly Contingent Coupon depends on the number of Elapsed Days during the relevant Observation Period on which the Accrual Condition was satisfied. The Accrual Condition will be satisfied on a given Elapsed Day only if both (i) the Reference Rate is within the Reference Rate Range on that Elapsed Day and (ii) the closing level of the Reference Index is greater than or equal to the Accrual Barrier on that Elapsed Day. If, on any Elapsed Day during an Observation Period, the Accrual Condition is not satisfied, the applicable Contingent Coupon payment will be made at a rate that is less, and possibly significantly less, than the Applicable Rate. If, on each Elapsed Day during an Accrual Period, the Accrual Condition is not satisfied, no Contingent Coupon payment will be paid on the related Contingent Coupon Payment Date. Accordingly, there can be no assurance that you will receive a Contingent Coupon payment on any Contingent Coupon Payment Date or that any Contingent Coupon payment you do receive will be calculated at the full Applicable Rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the Contingent Coupon payments are variable and may be zero.

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ALTHOUGH THE SECURITIES PROVIDE FOR THE REPAYMENT OF THE PRINCIPAL AMOUNT, YOU MAY NEVERTHELESS SUFFER A LOSS ON YOUR INVESTMENT IN THE SECURITIES, IN REAL VALUE TERMS, IF YOU RECEIVE BELOW-MARKET OR NO CONTINGENT COUPON PAYMENTS — This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you. Moreover, if rates generally increase over the term of the securities, it is more likely that the Reference Rate will be outside of the Reference Rate Range on any Elapsed Day during an Observation Period, which means that the Contingent Coupon, if any, could be less than market rates at that time.  This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real terms.

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THE HIGHER POTENTIAL YIELD OFFERED BY THE SECURITIES IS ASSOCIATED WITH GREATER RISK THAT THE SECURITIES WILL PAY A LOW OR NO CONTINGENT COUPON ON ONE OR MORE OF THE CONTINGENT COUPON PAYMENT DATES — The securities offer Contingent Coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the Contingent Coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity. The volatility of the Reference Rate and the Reference Index are important factors affecting this risk. Greater expected volatility of the Reference Rate and/or the Reference Index as of the Trade Date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the Trade Date that you will receive low or no Contingent Coupon payments on the securities.

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ANY CONTINGENT COUPON PAYMENT FOR ANY OBSERVATION PERIOD WILL DEPEND ON BOTH THE REFERENCE RATE AND THE CLOSING LEVEL OF THE REFERENCE INDEX DURING THE APPLICABLE OBSERVATION PERIOD — The Contingent Coupon payment in respect of any Contingent Coupon Payment Date will be reduced for every Elapsed Day on which the Reference Rate exceeds the Reference Rate Range and/or the closing level of the Reference Index is less than or equal to the Accrual Barrier during the applicable Observation Period. There is no way to predict how these measures will perform in the future, nor whether they will move in tandem or in opposite directions. As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential early redemption on any Contingent Coupon Payment Date scheduled to occur on or after December 10, 2015, upon notice to the trustee on or before the immediately preceding Early Redemption Notice Date. For example, it is more likely that Credit Suisse will redeem the securities prior to the Maturity Date at a time when Credit Suisse believes it will be likely to make Contingent Coupon payments over the term of the securities and could issue a comparable debt security with a lower Contingent Coupon Rate.

If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued and unpaid Contingent Coupon payable, if any, on that Contingent Coupon Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid Contingent Coupons from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much Contingent Coupon as the securities.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH BOTH THE REFERENCE RATE AND THE REFERENCE INDEX, AND MAY BE NEGATIVELY AFFECTED BY ADVERSE MOVEMENTS IN EITHER REGARDLESS OF THE PERFORMANCE OF THE OTHER — The amount of any Contingent Coupon payments you receive will depend on the performance of both the Reference Rate and the Reference Index. It is impossible to predict whether the Reference Rate and the Reference Index will rise or fall or what their relationship will be. The scenario in which the securities pay the greatest coupon is that in which both the Reference Rate remains consistently within the Reference Rate Range and the closing level of the Reference Index remains consistently greater than or equal to the Accrual Barrier. In all other scenarios—(i) where the Reference Rate remains consistently outside the Reference Rate Range, regardless of the level of the Reference Index; or (ii) where the closing level of the Reference Index remains consistently less than the Accrual Barrier, regardless of the Reference Rate —the securities will pay little or no Contingent Coupons. In addition, because the Contingent Coupon is dependent on two individual factors, there is a greater chance of the Accrual Condition not being met and therefore for the Contingent Coupon to be less than, and possible significantly less than, the Applicable Rate.

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THE REFERENCE RATE AND THE CLOSING LEVEL OF THE REFERENCE INDEX FOR EACH DAY FROM AND INCLUDING THE FIFTH TRADING DAY PRIOR TO EACH CONTINGENT COUPON PAYMENT DATE WILL BE THE REFERENCE RATE AND THE CLOSING LEVEL OF THE REFERENCE INDEX, RESPECTIVELY, FOR SUCH FIFTH DAY — The Reference Rate and the closing level of the Reference Index for each day from and including the fifth Elapsed Day prior to each Contingent Coupon Payment Date will be the Reference Rate and closing level of the Reference Index, respectively, for such fifth day. Therefore, if the Reference Rate on that Elapsed

Day is not within the Reference Rate Range or the closing level of the Reference Index is less than the Accrual Barrier, the Accrual Condition will not be satisified in respect of those five days. This will be the case even if the Reference Rate and closing level of the Reference Index as actually calculated on any of those days were within the Reference Rate Range and the closing level of the Reference Index as actually calculated on any of those days was greater than or equal to the Accrual Barrier.

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IF THE REFERENCE RATE AND/OR THE CLOSING LEVEL OF THE REFERENCE INDEX IS NOT AVAILABLE FOR ANY REASON ON AN ELAPSED DAY (INCLUDING WEEKENDS AND HOLIDAYS), THE REFERENCE RATE AND/OR THE CLOSING LEVEL OF THE REFERENCE INDEX, AS APPLICABLE, WILL BE THE SAME AS THE ON THE IMMEDIATELY PRECEDING ELAPSED DAY — Because days on which the Reference Rate and/or the closing level of the Reference Index is not available will be the same as on the immediately preceding Elapsed Day, respectively, the relative weighting of such Elapsed Day will be magnified for purposes of determining whether such day qualifies as an Accrual Day. Under these circumstances, if an immediately preceding Elapsed Day is not an Accrual Day, each successive day on which the Reference Rate and/or the closing level of the Reference Index is not available will also not qualify as an Accrual Day. As a result, to the extent that such preceding Elapsed Day is not an Accrual Day, such day will have a greater weight in determining the number of Accrual Days during an Observation Period. This could adversely affect the amount of any Contingent Coupon payment.

•
THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•
EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•
SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Reference Rate and the Reference Index on any day during any Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Rate and the Reference Index;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities comprising the Reference Index;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Reference Index, or markets generally and which may affect the levels of the Reference Rate and the Reference Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE REFERENCE INDEX — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities comprising Reference Index.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Reference Index.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities  could adversely affect the value of the Reference Rate and Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Reference Rate and Reference Index based on the closing levels of the Reference Rate and Reference Index from January 2, 2008 through November 21, 2014. The closing level of the 6-Month U.S. Dollar LIBOR on November 21, 2014 was 0.3269%. The closing level of the S&P 500® Index on November 21, 2014 was 2063.50. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Reference Rate and Reference Index as an indication of future performance of the Reference Rate and Reference Index or the securities. Any historical trend in the levels of the Reference Rate and Reference Index during any period set forth below is not an indication that the levels of the Reference Rate and Reference Index are more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement. For additional information about the 6-Month U.S. Dollar LIBOR, see the information set forth under “Additional Terms Relating to the Reference Rate” in this pricing supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as “variable rate debt instruments,” as described below.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as variable rate debt instruments, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities under the applicable Treasury regulations.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as variable rate debt instruments. The securities are not expected to be treated as issued with original issue discount or premium for U.S. federal income tax purposes because the stated redemption price at maturity of the securities is expected to equal their issue price, or because any such difference is expected to only be a de minimis amount (as determined for U.S. federal income tax purposes).  Accordingly, payments of interest on the securities should be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting for U.S. federal income tax purposes).  You should consult your tax advisor regarding possible tax consequences of the securities being treated as issued with original issue discount or premium for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Dispositions of Securities

Upon the sale, exchange, redemption, retirement or other taxable disposition of a security, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be taxable to you as ordinary interest income) and your tax basis in the security.  The gain or loss that you recognize on the sale, exchange, redemption, retirement or other taxable disposition of a security generally will be capital gain or loss.  The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of such disposition.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

On February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $22.50 per $1,000 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse